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                                                                EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                           DENT-X INTERNATIONAL, INC.
                                   ("BUYER"),

                            AFP IMAGING CORPORATION,
                                 Parent of Buyer
                                   ("PARENT")

                              ProDen SYSTEMS, INC.
                                   ("SELLER")

                                       AND

                     CADE ADAMS, SOLE SHAREHOLDER OF SELLER
                                    ("ADAMS")


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                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                    Page

1.       Sale of Assets...............................................1

2.       Assumption of Specific Liabilities...........................7

3.       Purchase Price..............................................10

4.       Closing.....................................................10

5.       Representations and Warranties of the Seller and the
         Shareholder.................................................12

6.       Representations and Warranties of the Shareholder...........27

7.       Representations and Warranties of Buyer and................ 27

8.       Covenants of the Seller.....................................30

9.       Covenants of Buyer and .....................................34

10.      Conditions Precedent to Obligations of Buyer................36

11.      Conditions Precedent to Obligations of Seller...............38

12.      Indemnities.................................................39

13.      Use Best Efforts to Satisfy Condition Precedents............43

14.      Determination of Forum in the Event of Litigation...........43

15.      Notices.....................................................45

16.      Binding Effect; Benefits....................................46

17.      Assignment..................................................46

18.      Confidentiality.............................................46

19.      Brokerage...................................................47

20.      Governing Law...............................................48

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21.      Expenses; Transfer Taxes....................................48

22       Severability................................................48

23.      Survival....................................................49

24.      Waiver......................................................49

25.      Headings....................................................49

26.      Entire Agreement; Modifications.............................49

27.      Counterparts................................................49




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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT ("Agreement"), dated as of December 24, 1997, by and among AFP IMAGING CORPORATION, a New York corporation ("Parent"), ProDen SYSTEMS, INC., a Washington corporation ("Seller"), and DENT-X INTERNATIONAL, INC., a New York corporation and a wholly-owned subsidiary of Parent ("Buyer") and CADE ADAMS, the sole shareholder of the Seller ("Adams" or the "Shareholder").

                              Preliminary Statement

         Seller develops, designs, manufactures and distributes dental imaging equipment and the software used in connection therewith (the "Business").

         Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the assets, properties and rights of the Business (except as specifically retained by Seller hereunder, subject to certain liabilities and obligations of Seller specifically assumed by Buyer in this Agreement.

     The Shareholder, who beneficially owns all of the outstanding capital shares of the Seller, desires to facilitate such transaction.

     In consideration of the premises and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, and upon the terms and subject to the conditions set forth in this Agreement, the parties agree as follows:

         1. Sale of Assets.



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                 1.1 Assets to be Sold. On the terms and subject to the
conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase from Seller, at the closing referred to in Section 4 below (the "Closing"), all of Seller's assets not listed on Schedule 1.2 hereof (the assets to be purchased hereunder collectively referred to as the "Assets"), by delivery at Closing of such duly executed instruments, in form satisfactory to Buyer's attorneys, sufficient to convey to Buyer good and marketable title, free and clear of all claims, liabilities, obligations, mortgages, liens, security interests, charges or other encumbrances (hereinafter referred to collectively as "Liens"), except as otherwise specifically provided herein. The Assets include, but are not limited to the following assets, properties and rights used by Seller in the operation of the
Business:

                 (a)  Equipment and Other Personal Property. All of (i)

Seller's tangible personal property, including all machinery, plant, equipment, computer hardware, test and inspection instruments, quality control and calibration equipment, tooling and molds at Seller and vendor sites, vehicles, furnishings, furniture, equipment, fixed assets, office or operating supplies, parts, whether located at or used in the Seller's facilities or used by employees located at the Seller's facilities, or at any other plants, offices, warehouses, storage facilities, vendor sites property or other facilities leased, owned or used by Seller (collectively, the "Personal Property") and (ii) Seller's right, title and interest in and to the leases of Personal Property (collectively the "Leased Personal Property"). Schedule 1.1(a)

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comprises, to the extent not listed on Schedule 1.2, all of the
Seller's Personal Property and Leased Personal Property;

                 (b) Inventories.  All inventories of Seller
("Inventory"), wherever located, including without limitation, raw materials, work-in-process, stock-in-trade, finished goods, semi-finished goods, goods of Seller consigned to others and other inventories and operating supplies and records relating thereto and all samples thereof. Schedule 1.1(b) comprises, to the extent not listed on Schedule 1.2, all of Seller's Inventory;

                 (c) Cash. Cash and checks on hand, on deposit or in transit to bank accounts maintained by Seller (collectively, "Cash Balances").
Schedule 1.1(c) comprises all of Seller's Cash Balances. As at the date of execution of this Agreement, there are Cash Balances on deposit of $17,059 and a cash balance reflected on the Seller's books and records of $17,059.

                 (d) Real Property Leases. All of the leases of real property where the Seller conducts business ("Real Property Leases"), together with all of Seller's rights in and to the security deposits with respect to these leases, as well as all rights of Seller to utilities and related services at the premises covered by the Real Property Leases (the "Premises"). Schedule 1.1(d) comprises all of Seller's Real Property Leases and sets forth thereon any required consents needed in connection with the assignment thereof. Seller and Buyer shall use their best efforts to procure any required consents of the respective landlords/lessors or sublessors (collectively the "Landlords") as soon as practicable after the date hereof.

                 (e) Intellectual Property. All United States and foreign patents, patent applications, patent licenses, trade names,

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trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how, formulae, and mask works, all computer software (including object and source codes in machine readable and listing form, derivative work, development documentation, documentation, enhancement, maintenance modification, and user documentation, which are in any way connected to the Business or operation of the Business, (whether or not subject to statutory representation or protection) and all revisions, improvements and versions thereof, documentation (including internal documentation, documentation made available to customers, manuals, flowcharts, training materials, source code notes and all other supporting materials), all data bases, files, bills of materials and all revisions, improvements and versions thereof, software tools, compilers, test routines, passwords and information, in whatever form, all revisions, improvements and versions of the foregoing and all patents, patent applications, copyrights, trade secrets, trademarks, trade names, logos, service marks, program names and other proprietary rights and license rights relating thereto held by Seller (all of the foregoing, collectively, the "Intellectual Property"). Schedule 1.1(e) comprises all of Seller's Intellectual Property;

                 (f) Other Intangibles. All of the business of Seller, as a going concern, including without limitation, all corporate names used in the Business, including without limitation, the names "ProDen Systems, Inc.", "ProDen Systems" and all variations thereof, and all other trade or business names, logos, trade dress and service marks, registered or unregistered owned by Seller, all registrations and applications for registration thereof, all

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goodwill and business associated with or relating to such names, logos, trade dress or marks and any combination, part or permutation of any of the foregoing, all as set forth on Schedule 1.1(f) to the extent not listed on Schedule 1.1(e) above.

                 (g) Accounts and Notes Receivable. Any and all accounts receivable, trade receivables, notes receivable described in Schedule 1.1(g), other receivables, claims and causes of action of Seller arising out of the operation of the Business to the extent not listed on Schedule 1.2 (for purposes of this Agreement, accounts receivable and trade receivables are hereinafter referred to as "Accounts Receivable");

                 (h) Customer Purchase Orders. All of the Seller's open customer purchase orders, sales contracts and agreements for the sale of goods and services to customers or distributors for future delivery of Seller's products in all configurations, styles or trade dress ("Customer Orders") listed on
Schedule 1.1(h), which Schedule 1.1(h) comprises, to the extent not listed on
Schedule 1.2, all of Seller's Customer Orders and such other purchase orders, sales contracts and agreements with customers as shall be entered into between the date hereof and the Closing Date, as defined below, in the ordinary course of business and which are, to the extent required hereunder, approved by Buyer;

                 (i) Seller Purchase Orders. Only the purchase orders, purchase contracts and purchase agreements for the purchase of goods, materials and services (collectively "Purchase Orders") described in Schedule 1.1(i), which Schedule 1.1(i) comprises, to the extent not listed on Schedule 1.2, all of Seller's Purchase Orders; and, such other purchase orders or contracts as shall be entered into between the date hereof and the Closing Date in the

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ordinary course of business and which are, to the extent required hereunder, approved by Buyer;

                 (j) Other Contracts. All of the other agreements, contracts, licenses, instruments and commitments of Seller arising out of the operation of, or related to the Business (collectively, the "Contracts") listed on Schedule 1.1(j) and all other agreements, contracts, licenses, instruments and commitments of Seller arising out of the operation of, or related to the Business entered into after the date hereof and through the Closing Date which shall have been expressly accepted and approved in writing by Buyer prior to the Closing, and all rights of Seller under the Contracts, which Schedule 1.1(j) comprises (w) all contracts for assets not otherwise listed on a Schedule hereto, (x) contracts for the purchase, rental or other use of assets to be acquired or performed by Seller in connection with the Business, (w) contracts with respect to supply, distribution, agency or other such arrangements and (z) to the extent not otherwise included in (x) or (w) above, all contracts relating to the Business entered into with consultants and all marketing, distribution and service agreements. Schedule 1.1(j) also sets forth the third party consents required to transfer the Contracts;

                 (k)  Permits.  All municipal, state, federal
and other governmental or quasi-governmental franchises, permits, business licenses, variances, interim permits, permit applications, registrations, approvals and other governmental authorizations related to the Business, wherever located, including, but not limited to FDA registrations, (collectively the "Permits") listed on Schedule 1.1(k) hereto, to the extent Seller is allowed to

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transfer such permits, business licenses and approvals to Buyer.
Schedule 1.1(k) comprises all of Seller's permits;

                 (l) Prepaid Expenses. The prepaid expenses of Seller, and all prepayments, advances or other deposits, if any, made by customers of the Business arising out of the operation of the Business for products or services to be provided subsequent to the Closing, as set forth on Schedule 1.1(l);

                 (m) Information and Records. Subject to Seller's right to access to the following set forth in Section 9.1 hereof, available books of account, and accounting, financial and other records of the Seller relating to the Business, including without limitation, any list(s) of the customers (including a separate listing of customers who are extended credit), a list of vendors of the Business, all production records, product files, technical information, laboratory notebooks, confidential information, price lists, marketing and advertising information, sales and credit records, all information regarding products purchased from and prices paid to vendors, specifications for all products purchased or sold by Seller, tax, historical and financial records, all personnel and labor relations records, and all files and other proprietary information which are related to, or used by Seller in connection with, the Business and the operation of the Business.

                 (n) Insurance Policies. All insurance policies of Seller relating to the Assets or the Business, as set forth on Schedule 1.1(n), all proceeds thereof, and all claims and rights thereunder, other than those specified in Schedule l.2 of this Agreement.

                 (o) Claims. All choses-in-action and claims and all warranty or indemnification rights, other than those specified in Schedule l.2 of this Agreement.

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                 (p) Miscellaneous Assets. The miscellaneous assets listed on
Schedule 1.1(o) hereof.

                 1.2 Excluded Assets. Anything to the contrary notwithstanding, any assets and properties listed below (the "Excluded Assets Schedule") are excluded from the Assets:

                 (a) Any minute books, stock ownership record books, and tax records relating to Seller.

                 (b) Any claims, suits, choses-in-action and actions, if any, that are specifically identified to be excluded on Schedule l.2(b) annexed hereto.

                 (c) Any other excluded asset, if any, as specified on Schedule
1.2 (b).

                 1.3 Effect of Failure to Obtain Third Party Consents. To the extent that the assignment of any Contract, Real Property
Lease, Personal Property lease or license to be assigned to Buyer under this Agreement shall require the consent of a party other than Seller which has not been obtained by the Closing Date and if Buyer shall nevertheless elect to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without that consent would constitute a breach thereof; it being understood by the parties that the election of Buyer to consummate the transactions contemplated by this Agreement without a particular consent(s) shall not relieve Seller of the obligation to obtain such consent(s).

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         2. Assumption of Specific Liabilities.

                 2.1 Liabilities Assumed. The Buyer assumes no obligations of Seller except as specifically set forth herein. Buyer agrees to assume and agrees to discharge and perform when due, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

                 (a) The accounts payable of Seller listed on Schedule 2.1(a) hereof (the "Liabilities Schedule");

                 (b)  The Real Property Leases;

                 (c)  The Personal Property leases;

                 (d) The Customer Orders acquired pursuant to Section 1.1(h) hereof;

                 (e) The Purchase Orders acquired pursuant to Section 1.1(i) hereof;

                 (f) Liabilities and obligations of Seller under the Contracts;

                 (g) Seller liabilities reasonably accrued in the ordinary course of business after the date first written above and prior to Closing, but in no event to exceed the amount of Seller's Account Receivables (after allowing for Seller's customary allowance for bad debts) accrued after the date first written above;

                 (h) The notes evidencing Seller's obligation to William
F. Thom and Darlene Thom ("Original Holder") or Original Holder's assigns ("Seller Note"), provided, however that the aggregate balance remaining, including interest, at Closing shall not be more than $97,825 and the Seller Notes in the aggregate shall be repayable at the rate of $7,525. To the extent the Seller Note is not in accordance with the above terms, Buyer assumes no obligation with respect thereto. In the event Seller has satisfied the Seller

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Note, Buyer shall pay to Seller the amount which would have been paid to the
Original Holder upon the terms set forth above if the Seller Note was outstanding at Closing.
                 (i) Any other liabilities or obligations of Seller listed on
Schedule 2.1(a) hereof.


                 2.2 Seller Responsible for Liabilities Not Assumed by Buyer. Seller shall remain responsible for all claims, liabilities and obligations of Seller with respect to the Assets or arising out of or relating to the operation of the Business:

                          (a) which are not expressly assumed by Buyer in
Section 2.1;

                          (b) under any Real Property Lease, Contract, lease
or license which is assigned by Seller to Buyer if failure to obtain a required consent to the assignment by Seller to Buyer deprives Buyer of the enjoyment of any of Seller's rights thereunder;

                          (c) all liabilities with respect to personal injury
or property damage occurring prior to the Closing Date, regardless of when a claim is filed, resulting from products sold or services furnished by Seller in respect of the Business;

                          (d) all obligations and liabilities arising under
environmental statutes;

                          (e) without in any manner limiting Section 2.4
hereof, all claims arising under any labor or employment statutes by or on behalf of any employees of the Seller accruing prior to Closing except accrued salary for the salary period including the Closing; or

                          (f) all obligations or liabilities for any legal,
accounting, investment banking, brokerage or similar fees or

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expenses incurred by Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement.
                 2.3 Seller Responsible for Tax Liabilities. Buyer is not hereby assuming any liability, now or in the future, for any Federal, state or local taxes (including, but not limited to income, sales and use taxes) arising out of the operation of Seller's business prior to the Closing Date or incurred by Seller as a result of the Closing or for wages, salaries, accrued vacation and other employee benefits of Seller's present and former employees. Seller shall be responsible for reporting and payment of all said taxes, including the preparation of Forms W-2 and 1099 in respect of payments to Seller's employees.

                 2.4 Seller Responsible for Employee-Related Liabilities. Seller shall remain responsible for all liabilities and obligations to present and former employees of Seller, arising out of or in connection with any pension, retirement or other employee benefit plan (collectively, "Employee Benefit

Plans") covering employees of Seller. Seller shall continue to fund the accrued benefits (as of the Closing Date) of all then and former employees of Seller. Buyer assumes no obligation to provide for, maintain or fund benefits or liabilities for benefits accrued under such Employee Benefit Plans covering employees of Seller. Notwithstanding anything contained herein to the contrary, nothing herein restricts the right of Buyer to hire any employee of Seller on such terms and conditions as Buyer and employee shall mutually agree, in which case Buyer shall be responsible for the amount of compensation Buyer agrees to pay thereafter.

         3. Purchase Price.

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                 3.1 Purchase Price. In consideration for the sale of the Assets by Seller to Buyer, Buyer shall assume the liabilities referred to in Section
2.1 above and Buyer shall deliver to the Seller at the Closing, (i) cash in the amount of five hundred thousand dollars ($500,000), (ii) an unsecured non-negotiable promissory note, guaranteed by PARENT, in the form of Exhibit 3.1 hereto, in the principal amount of $500,000 bearing interest at the simple rate of 5.2% per annum, maturing on January 5, 1998, and (iii) a subordinated non-interest bearing non-negotiable promissory note, guaranteed by PARENT, in the form of Exhibit 3.2 hereto (the "Promissory Note") in the initial principal amount equal to $2,500,000, payable in five (5) equal semi-annual payments commencing January 1, 1999 of $500,000. The Promissory Note shall be subordinated to the extent set forth in Exhibit 3.2 hereof. The parties acknowledge that a portion of the payments made under the Promissory Note shall be characterized as payments of interest for income tax purposes.

                 3.2 Reduction of Purchase Price. Notwithstanding anything contained herein which may be to the contrary, the Purchase Price shall be reduced on a dollar for dollar basis by the greater of the amount, if any, which the Seller's (i) net worth as reflected on Seller's unaudited balance sheet as at September 30, 1997 exceeds the amount thereof as at the Closing and (ii) working capital (the excess of current assets over current liabilities) as reflected on Seller's unaudited balance sheet as at September 30, 1997 exceeds the amount thereof as at the Closing. Any such reduction shall, to the extent not paid, reduce the amount of cash payable at Closing, and if such cash amount has been paid, offset the next installment

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payment due under the Promissory Note.

         4. Closing.

                 4.1 Time and Place of Closing; Deliveries. The Closing of the transactions contemplated by this Agreement shall take place on December 21, 1997 or at such other date mutually acceptable to Buyer and Seller. To the extent possible, the Closing shall occur by the exchange of documents by the parties hereto or their respective counsel by express courier or other means acceptable to the parties. To the extent it is not reasonably possible to so close as provided above, the Closing shall be at 11:00 A.M. at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158 or such other place and time mutually acceptable to Buyer and Seller. The Closing and all schedules set forth herein, except for tax purposes, shall be deemed as at the end of business on December 20, 1997. At Closing:

                 (a) Seller will deliver to Buyer:

                          (i) duly executed instruments in form satisfactory
to Buyer's attorneys, conveying or transferring to Buyer good and marketable title to the Assets, free and clear of all Liens, other than the Assumed Liabilities;

                          (ii) all documents and instruments required to be
delivered hereunder which have not been previously furnished; and

                          (iii) all lists and schedules to be delivered at
Closing as herein provided.

                 (b) Buyer will pay to Seller the Purchase Price as provided in
Section 3.1 and deliver to Seller a duly executed instrument in form satisfactory to Seller's counsel effecting its assumption of the Assumed Liabilities.

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                 4.2 Assets Not Capable of Physical Delivery. With respect to the Assets set forth on Schedule 4.2 that cannot be physically delivered to Buyer because they are in the possession of third parties, or otherwise, Seller shall give irrevocable instructions to the party in possession of such Assets, with copies to Buyer, that all right, title and interest in such Assets have been vested in Buyer, and that the same are to be held for Buyer's exclusive use and benefit.

                 4.3 Title. Title and risk of loss with respect to the Assets and Buyer's right to operate and control the Business will pass from Seller to Buyer as of the Closing.

         5. Representations and Warranties of Seller and the Shareholder. Seller and the Shareholder, jointly and severally, represent and warrant to Buyer as follows:

         5.1 Organization and Qualification. Seller is a corporation, duly organized, validly existing and in good standing under the laws of its state of Washington; is only conducting business in Washington; has full corporate power and authority to carry on its business, and to own or lease its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated, and to enter into this Agreement, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement. No proceedings for the bankruptcy or insolvency of Seller are pending or, to the best of their knowledge, are contemplated.

                 5.2 Ownership. The authorized, issued and outstanding capital stock of Seller is set forth on Schedule 5.2. Except as set forth in Schedule 5.2, all of the issued and outstanding shares of Seller are owned by the Shareholder, free and clear of all

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liens, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever, and no third person holds any proxy or similar right with respect thereto. Except as set forth on Schedule 5.2, Seller has no subsidiaries and does not own, directly or indirectly, shares or other securities in any other corporation, or any interest in any partnership, joint venture or other business entity.

                 5.3 Authorization and Binding Effect; No Governmental Consents Required. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement, as well as the performance of its obligations under this Agreement, have been duly and validly authorized by all necessary corporate action on the part of Seller, including, but not limited to approval of Seller's Board of Directors and shareholders. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. No consent, approval, or authorization of, notice to, or declaration, filing or registration with, any governmental body is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

                 5.4 Financial Statements; No Undisclosed Liabilities; and Absence of Changes. (a) The unaudited balance sheets of Seller as at December 31, 1995, December 31, 1996 and September 30, 1997 and the applicable unaudited statements of income and retained earnings, and statements of cash flows of Seller for the periods then ended, and any adjusted statements of operations for such

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periods and the related notes thereto annexed hereto as Schedule 5.4
(collectively, the "Financial Statements"), present fairly the financial position, results of operations and retained earnings, adjusted results of operations and cash flows of Seller, as at such dates and for such periods.


                 (b) Except as set forth on the Financial Statements as of and as at September 30, 1997 (the "Cut-Off Date"), (A) Seller did not have any claims, liabilities or obligations of any material nature, known or unknown, fixed or contingent, matured or unmatured, liquidated or unliquidated, which were not shown or otherwise provided for in the Financial Statements as of and as at September 30, 1997 and (B) all reserves (if any) established by Seller and set forth in the Financial Statements are adequate, appropriate and reasonable and there are no loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5, of the Financial Accounting Standards Board) which are not adequately provided for in the Financial Statements.

                 (c) Except as described in Schedule 5.4, since the Cut-Off Date there has been no:

              (i) Material and adverse change in the business, properties, assets or liabilities, operations or condition (financial or otherwise) of Seller, nor has any event occurred or been threatened, which may reasonably be expected to have a material and adverse effect on the Assets or the Business;

                          (ii) Sale, transfer or other disposition of any
assets owned or used by Seller in the operation of the Business (whether or not capitalized or expensed for tax or financial statement purposes), except of inventory in the ordinary course of business;

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                          (iii) Cancellation or notice of cancellation, or
surrender of any policy of insurance (which has not been cured by payment of premium, procurement of an equivalent policy, or otherwise) relating to or affecting the Assets or the Business;

                          (iv) Waiver of any right of material value or any
cancellation of any indebtedness due to Seller which may have an adverse effect on its Assets or the Business;

                          (v) Claim, obligation or liability (whether absolute,
accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated) incurred by Seller other than claims, obligations or liabilities (X) incurred in the ordinary course of business and consistent with past practice or (Y) not in excess of $7,500 in the aggregate;

                          (vi) Payment, discharge or satisfaction of any claim,
lien, obligation, encumbrance or liability by Seller (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated), other than claims, liens, encumbrances or liabilities (A) which are reflected or reserved against in the Financial

Statements or (B) which were incurred and paid, discharged or satisfied since such date, in the ordinary course of business and consistent with past practice;

                          (vii) Material default by Seller on any claim,
liability or obligation;

                          (viii)  Write-down of the value of any inventory of
Seller, or write-off as uncollectible of any notes or Accounts Receivable or any portion thereof of Seller in excess of the amount reserved therefor on the Seller's books and records;

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                          (ix) Prepayments, advances or other deposits, made
by customers of the business with respect to products or services contracted for but not provided as of the Closing Date or any other unearned income;

                          (x) Damage, destruction or loss of physical property
(whether or not covered by insurance) which may have a material and adverse effect on Seller's Assets or Business;

                          (xi) Dividend declared, paid or set aside for payment
or other distribution on Seller's capital stock;

                          (xii) Increase in the compensation of any of Seller's
officers or employees, or loans made by Seller to any of its shareholders, directors, officers or employees;

                          (xiii) Transaction not in the ordinary course of
business; or

                          (xiv) Agreement or commitment, whether or not in
writing, to do any of the aforementioned.

                 (d) Schedule 5.4 set forth a complete schedule of all amounts Seller owes its shareholders in connection with loans made by such persons to Seller.

                 (e) At Closing, Seller's Net Worth, as determined in accordance with generally accepted accounting principles and any Shareholder loans deemed debt and not equity, shall not be less than as shown on the Financial Statements dated September 30, 1997.

         5.5 No Violation or Breach. The execution and delivery of this Agreement, and the fulfillment of the terms and conditions herein set forth and the consummation of the transactions herein contemplated, will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Seller, as in effect on the date hereof; or (ii) violate, result in a breach of, conflict with, or (with or without notice or the lapse of time or both) entitle any party to terminate, cancel, accelerate or call a default under the terms, conditions or provisions of any agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which Seller is a party or by which it or any of its Assets may be bound, or (iii) violate, result in a breach of, or conflict with any statute, rule, regulation, order, judgment or decree applicable to Seller or any of the Assets. Except as set forth on
Schedule 5.5, no consent of any party to any agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which Seller is a party, or by which it or any of the Assets is subject, is required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the continuation thereof after Closing without Buyer becoming obligated to make payments greater than would have been required in the event this transaction was not consummated.

                 5.6 Inventories. Schedule 1.1(b) contains a true and complete list of all the Inventories owned by Seller as at December 10, 1997 showing the location of and Seller's carrying value of each item on its books. The Inventories set forth in said Schedule consists of items of a quality and quantity which are usable or saleable, for the purpose acquired, in the ordinary course of Seller's business as of the date hereof. To the extent any Inventory not listed on Schedule 5.6(a) (which list comprises the Seller's key repair parts and certain cameras referred to therein) is not so used within one year from Closing, such Inventory shall conclusively be deemed not to constitute items of a quality and quantity which are usable or saleable, for the purpose acquired, in the ordinary course of Seller's business. The value of the Inventory listed on
Schedule 1.1(b) is as set forth thereon based upon the cost thereof. To Seller's best knowledge, such items have a current value at least equal to its cost. In the event the Inventory not listed on Schedule 5.6(a) is not sold or otherwise used by Buyer within the respective periods, the Seller shall purchase said Inventory from Buyer at the respective time deemed not to meet the above standards at the book value thereof at the Closing. Since the date first written above, the Inventories of Seller have been maintained at a level consistent with the operation of the business of Seller in its normal course, and no change has occurred in such Inventories which materially and adversely affects or will materially and adversely affect their usability or saleability. Orders for Inventory items have not been given for amounts materially in excess of the amounts necessary to maintain the Inventories of Seller at normal levels based upon past practice.

                 5.7  Accounts Receivable. The Accounts Receivable of

Seller reflected in the Financial Statements as at September 30, 1997, and the Accounts Receivable created by Seller since such date are valid, bona-fide subsisting claims for the aggregate amounts thereof, net of the reserves or allowances for doubtful receivables reflected in the Financial Statement as at September 30, 1997 as reduced to reflect items written off between September 30, 1997 and Closing. Schedule 5.7 sets forth an itemization of the Seller's Accounts Receivable as at September 30, 1997 on an aging basis, which Schedule, notwithstanding any other provision herein requiring same, shall be updated as at the Closing to reflect additional Accounts Receivables, satisfaction of existing Account

Receivables as at September 30, 1997 and the write-off of uncollectible Accounts Receivables. Accounts Receivables are reflected on Seller's books and records uniformly maintained in accordance with the financial statements, accounted for in accordance with generally accepted accounting principles ("GAAP"). Accounts Receivable as at Closing, without reserve or allowance for doubtful receivables) shall be collectable in full within 90 days from Closing. To the extent such Accounts Receivable are not collected, Seller shall be deemed in breach of this representation and Buyer shall, as provided in Section 12 hereof, offset the amount uncollected on a dollar for dollar basis against the first next installment payment(s) due Seller under the Promissory Note. Seller's rights with respect to such uncollected Accounts Receivable shall be as provided in
Section 12.1 hereof.

                 5.8 Leases. Schedules 1.1(c) and (d) sets forth a true and complete list of all Real Property Leases and Personal Property leases (collectively the "Leases") to which Seller is a party. Seller enjoys peaceful and undisturbed possession under all such Leases. True and correct copies of the Leases have heretofore been furnished to PARENT. No notice of default or claim under any Lease, or to the best of Seller's and Shareholder's knowledge, no indication of any default or claim has occurred or desire not to renew any Lease, has been received by Seller, and Seller has performed in all material respects, all obligations required to be performed by it to date under the Leases.

                 5.9 Contracts. Schedule 5.9 contains a true and complete list and description of all contracts, agreements, instruments, commitments, understandings and arrangements to which Seller is a party or by which it or its properties or Assets were bound, as at the date hereof (other than contracts, agreements, instruments and commitments set forth on any other Schedule to this Agreement) and the terms thereof, including without limitation, contracts, agreements, instruments, commitments, understandings and arrangements relating to:


                 (i) the acquisition of services, materials, equipment, inventory, supplies or other personal property involving more than $2,500 over the remaining term, not terminable within thirty days or less without obligation on the part of Seller;

                 (ii) the sale of products or services;

                (iii) the lease of real or personal property as lessor or lessee or sublessor or sublessee;

                 (iv) distribution, dealer, agency, or financing agreements or arrangements (including without limitation, letters of credit) not terminable within thirty days or less without obligation on the part of Seller;

                 (v) employment agreements not terminable within thirty days or less;

                 (vi) the sale of personal property (other than in the ordinary course of business);

                 (vii) purchase of inventory on consignment;

                (viii) non-competition, confidential information or similar agreements; or

                 (ix) other contracts, agreements, commitments or understandings which materially affect the business, properties or assets of Seller or which were entered into other than in the ordinary and usual course of business.

                 5.10 Tangible Property. Schedule 1.1(a) sets forth a true and complete list of all the tangible property of Seller, including a description of each item, whether it is owned or leased, the location and serial number, if any, the gross book value of each item, and to the extent available, accumulated depreciation, if any, with respect thereto (except to the extent such information is provided on other Schedules to this Agreement). Each item of Personal Property is in good working condition and repair, ordinary wear and tear excepted, none of such items has any material defects or is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs which are not material in nature or cost, and all of the items listed are adequate for the uses to which they are being put.

                 5.11 Intellectual Property.

                 (a) Schedule 1.1(e) to this Agreement sets forth a true, correct and complete list of the Seller's Intellectual Property Rights.

                 (b)  To the knowledge of the Seller, the existing

Intellectual Property Rights are sufficient for Seller to conduct its business as currently conducted.

                 (c) Either Seller or one of its subsidiaries is the owner of, or the licensee of, with all right, title and interest in and to (free and clear of any material Liens), the Intellectual Property Rights, and, in the case of Intellectual Property Rights owned by Seller or any of its subsidiaries, has the right to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used. Except as set forth in Schedule 5.11, no claims with respect to the Intellectual Property Rights have been asserted or, to the knowledge of Seller, are threatened by any person (i) to the effect that the manufacture, sale, license, or use of any product of Seller or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or license by Seller or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by Seller or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Seller and its subsidiaries as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by Seller or any of its subsidiaries or the validity of any of the Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Seller or any of its subsidiaries are valid and subsisting, except to the extent any failure to be so valid and subsisting does not materially adversely effect the business to be conducted after the Merger by the Surviving Corporation. Except as set forth in Schedule 5.11, to the knowledge of Seller, there is no currently unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of Seller or any of its subsidiaries. No Intellectual Property Right or product of Seller or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Seller or any of its subsidiaries.

                 (d) Certain of the technology included within the definition of Intellectual Property can be used in and incorporated in the development by the Buyer of the projects (the "Projects") referred to in Schedule 5.11(d) hereof. Failure to complete, as defined in Section 12.1(c) hereof, by the times set forth after each Project and within the aggregate budgeted cost thereof set forth in
Schedule 9.3 hereof shall be deemed a breach of this Section 5.11(d). Such development and completion is not contingent upon Shareholder being an employee or independent contractor of Buyer.


                 5.12 Accounts Payable. Schedule 2.1(a) to this Agreement sets forth a true, correct and complete list of all accounts payable of Seller at the date first written above, including amounts payable to trade creditors (the "Trade Creditors") and other short-term liabilities commonly identified as accounts payable, which are, to the best of their knowledge, bona fide, valid and binding obligations of Seller incurred in the ordinary course of business on an arms-length basis. Schedule 2.1(a) indicates the dates upon which payment to each of the items listed therein is due.

                 5.13 Binding Nature of Contracts; No Breach. Each of the agreements, contracts, instruments, leases and licenses listed on any Schedule hereto is in full force and effect and is the legal, valid and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Seller has not given or received notice of, and they do not know that there exists, any material default or event of default under any such agreement, contract, instrument, lease or license, or any event or condition which with or without notice or lapse of time or both would constitute an event of default under any such agreement, contract, instrument, lease or license by Seller or by any other party thereto. Each supply, distribution, agency or other arrangement or understanding of Seller, all of which are listed on Schedule 1.1(j) is a valid and continuing arrangement or understanding and will inure to the benefit of Buyer after the Closing. Neither Seller nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding.

                 5.14 Title to Assets; Liens. Seller has good and marketable title to all of its Assets (except real and other properties and assets held pursuant to leases or licenses described in the Schedules to this Agreement), free and clear of all Liens, except the Assumed Liabilities and such other Liens as are specified in Schedule 5.14. Following the Closing, Buyer will have good and marketable title to all the Assets (except real and other properties and assets held pursuant to leases or licenses described in the Schedules to this Agreement), free and clear of all Liens, except the Assumed Liabilities and as provided in Schedule 5.14.

                 5.15 Litigation. Except as set forth in Schedule 5.15 to this Agreement, there are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending, or to their knowledge threatened, against, involving or affecting Seller, the Assets or the Business, or which relates to any product alleged to have been assembled, produced, distributed or sold by Seller and alleged to have been defective or improperly designed, assembled or produced, and they do not have knowledge of any state of facts or of the occurrence of any event which is likely to form the basis of any thereof. There are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting Seller, the Assets or Business.

              5.16 Taxes. Except as set forth on Schedule 5.16, to the knowledge of Seller (i) there has been duly filed by or on behalf of Seller and each of its subsidiaries (and each of their respective predecessors, if any), or filing extensions from the appropriate Federal, state, foreign and local Governmental Entities have been obtained with respect to, all material Federal, state, foreign and local tax returns and reports required to be filed on or prior to the date hereof, (ii) payment in full or adequate provision for the payment of all taxes required to be paid in respect of the periods covered by such tax returns and reports has been made (except in respect of state, local and foreign taxes which are in the aggregate immaterial in amount, immateriality being defined as less than $2,500 in the aggregate) and (iii) a reserve which Seller reasonably believes to be adequate has been set up for the payment of all such taxes anticipated to be payable in respect of periods through the date hereof. None of the Federal income tax returns required to be filed by or on behalf of Seller are currently under examination by the Internal Revenue Service ("IRS"). There have not been any deficiencies or assessments asserted in writing by the IRS with respect to any such returns. Except as set forth on Schedule 5.16, Seller has, with regard to any assets or property held, acquired or to be acquired by Seller filed a consent pursuant to Section 341 (f) of the Code or any predecessor statute. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Without limiting the above portion of this representation, Seller has not made any payments and is not required to pay sales and use taxes in any other jurisdiction and it has not received any claim or notice, and neither Seller nor the Shareholder have any knowledge that Seller has not paid all required sales and use taxes.

                 5.17 Permits. All of the governmental permits, business licenses and approvals held by Seller are listed on Schedule 1.1(k) and are in full force and effect as of the date hereof, except to the extent the failure to so maintain such Permits would not have a material adverse affect on the Business, and constitute all of the governmental permits, business licenses and approvals required for the conduct of its business in the manner currently conducted. No violations are or have been recorded in respect of any such existing permits, business licenses or approvals and remain uncorrected as of the date hereof, no proceeding is pending or threatened looking toward the revocation or limitation of any such existing permits, business licenses or approvals, and there are no violations of any laws, rules, regulations, orders or ordinances applicable to the business conducted by Seller with respect to the

Assets or the assets and properties used in the operation of that business (including reporting requirement of any Federal or state agency) which would materially and adversely affect the Assets or the Business.

                 5.18 Compliance with Law. Seller has conducted its business in compliance with all applicable Federal, state and local laws, ordinances, statutes, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions, as in effect on or before the date of this Agreement as applicable to its business and assets and orders (collectively, "Laws"), including without limitation, all Laws relating to (i) the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of toxic or hazardous substances and all laws and regulations with regard to record keeping, notification and reporting requirements with respect thereto, and (ii) occupational health and safety standards ("OSHA").

                 5.19 Employees. Schedule 5.19 sets forth the names of all employees of Seller, their titles, responsibilities, date of hire, current compensation, amount and date of last increase, the amount and date of bonuses paid within the last twelve months and other benefits to which they are entitled. Except as set forth on Schedule 5.19, since the Cut-Off Date, Seller has not granted nor has it become obligated to grant any increases in the wages or salary or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to, or granted any benefit, promotion or change in working conditions to or on behalf of, any employee listed on Schedule
5.18 (each, an "Employee"). Seller has not directly or indirectly paid or become obligated to pay any severance or termination pay to any Employee or any other person. Except as set forth on Schedule 5.19, Seller does not have in effect with any Employee or other person an employment contract or other arrangement relating to the length or terms and conditions of such Employee's or other person's employment, and other commitments imposed by applicable law. Further, except as set forth on Schedule 5.19, Seller does not have in effect any agreements, commitments, arrangements, policies or practices relating to bonuses, vacations, vacation pay, pensions, profit sharing, retirement, stock options, stock purchases, employee expense reimbursements, employee discounts or other benefits affecting any of its employees. Except as set forth on Schedule 5.19, Seller does not maintain any "employee pension benefit plan" as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and none of Seller's employees are participants in a "multi-employer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA. Seller is not a party to any collective bargaining agreement with any union representing its employees, and there are no strikes, union representation contests, National Labor Relations Board proceedings or any labor disputes, litigation or proceedings of any kind pending, or to their knowledge, threatened against Seller.

                 5.20 Customers and Suppliers. Attached hereto as Schedule 5.20 is a list of Seller's top 10 suppliers and customers and the percentage of gross revenues attributable to each with respect to customers and percentage of goods supplied by vendors with respect to suppliers. To the best of Shareholder's knowledge, the consummation of this Agreement would not have an adverse effect on Buyer's continuing to do business with such customers and suppliers.

                 5.21  Backlog.  Schedule 5.21 sets forth the
Seller's backlog of orders ("Backlog"). As at the date hereof, the Backlog, based on the amount of the Customer Orders with respect thereto, total approximately $42,556. As at the Closing, the amount of the Backlog shall not be substantially below that set forth above.

                 5.22 All Assets Used In Business. The Seller owns, leases or licenses all assets used in connection with its business and none of its employees or affiliates of employees has any proprietary right in connection therewith.

                 5.23 Knowledge. To the best of Shareholder's knowledge, no employee, agent or representative of the Seller, other than Shareholder, has in his/its possession confidential information of a nature which would allow such person or persons to duplicate Seller's products and/or technology. For purposes of this Agreement,"confidential information" shall mean information generally unavailable to the public that has been created, discovered, developed or otherwise become known to the Seller or in which property rights have been assigned or otherwise conveyed to the Seller, which information has economic value or potential economic value to the business in which the Seller is or will be engaged.

                 5.24 Warranties. The list of warranties granted by Seller in connection with the sale of inventory or the providing of services and material warranties granted by vendors to Seller with respect to its Assets is attached hereto as Schedule 5.24.

                 5.25 All Documentation has Been Furnished or Made Available to Buyer. Seller has previously furnished to, or made available for inspection by, PARENT and its representatives, true and complete copies of all contracts, agreements, instruments, commitments, licenses and leases referred to in this Agreement or the Schedules hereto. No material documents relating to the business of Seller have been removed, destroyed or withheld from inspection by PARENT.

                 5.26 Full Disclosure. No representation or warranty made by Seller in this Agreement or in writing pursuant to this

Agreement, including without limitation, the Schedules or any other documents, certificates or written statements, delivered or to be delivered to Seller in connection herewith, contains, or will contain, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein and therein not misleading, and all copies of the documents delivered hereunder are true and complete copies. There is no fact known to Seller which materially and adversely affects or may (so far as Seller can now foresee) materially and adversely affect the business, operations or condition (financial or otherwise) of Seller, which has not been set forth in this Agreement or in the Schedules, or the other documents, certificates and statements furnished to PARENT by or on behalf of Seller prior to or on the date hereof in connection with the transactions contemplated hereby.

         6. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Buyer as follows:

                 6.1 Binding Obligation. This Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms.

                 6.2 No Violation. The execution and delivery of this Agreement, the performance of his obligations hereunder, and the consummation of the transactions contemplated by this Agreement will not (a) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which he is a party or by which his property is bound or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental body applicable to him.

         7. Representations and Warranties of Buyer and PARENT. Buyer and PARENT jointly and severally represents and warrants to Seller as follows:

                 7.1 Organization and Standing. PARENT and Buyer are corporations duly organized, validly existing and in good standing under the laws of the State of New York.

                 7.2 Corporate Power. PARENT and Buyer have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and to perform their respective obligations under this Agreement.

                 7.3 Authorization; Binding Effect. The execution and delivery by PARENT and Buyer of this Agreement, and the consummation by PARENT and Buyer of the transactions contemplated by this Agreement with respect to each and the performance by PARENT and Buyer of their respective obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of PARENT and Buyer. This Agreement has been duly executed and delivered by PARENT and Buyer and constitutes a legal, valid and binding obligation of PARENT and Buyer, as they relate to each, enforceable against it in accordance with its terms.

                 7.4  Authority to Conduct Business. PARENT and the
Subsidiaries have all requisite corporate power and authority necessary or advisable to own or hold their respective properties and conduct their respective businesses and hold all material licenses, permits and other required authorizations and approvals from governmental authorities and have made all material registrations and given all notifications required under federal, state or local law that are necessary or advisable for the conduct of their respective businesses.

                 7.5 No Violation. The execution, delivery and performance of this Agreement will not (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien or encumbrance on or against any of the properties of PARENT or any of its Subsidiaries pursuant to any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which PARENT or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (ii) violate any statute, law, rule, regulation, writ, injunction, judgement, order or decree of any governmental authority, binding on PARENT or any of its Subsidiaries or any of their properties or assets, or (iii) result in or give rise (whether upon demand by the holder of any such securities or by the terms of any such security) to the issuance of any additional capital stock of PARENT or accelerate or alter the conversion rights of any holder of any securities exercisable into or convertible for shares of capital stock of PARENT.

                 7.6 Litigation. Other than as set forth in the Company's Form 10-K dated June 30,1996, the 8-K's or 10-Q's filed subsequent thereto and as set forth in Schedule 7.6, there is no pending or threatened legal or governmental claim, action or proceedings against or relating to PARENT which could, individually or in the aggregate, have a material adverse effect on PARENT.

                 7.7  Full Disclosure. With respect to PARENT or any
Subsidiary, this Agreement (including the schedules hereto and all materials incorporated by reference herein), are true and correct and do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

                 7.8 SEC Filings. (a) PARENT has made available to the Seller for inspection a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by PARENT with the SEC since July 1, 1996 and prior to the date of this Agreement (the "SEC Documents"), which are all the documents (other than preliminary material) that PARENT was required to file with the SEC since such date. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained as of the date of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

                 (b) The financial statements of PARENT included in the SEC Documents (including the information contained in the notes to the financial statements) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated on the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC). The consolidated financial statements fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material), the consolidated financial position of PARENT and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of PARENT and its consolidated Subsidiaries for the periods presented therein.

                 7.9 Conduct of Business. Since October 1, 1997, (i) except as set forth on Schedule 7.9 hereof, PARENT and its Subsidiaries have conducted their respective businesses, operations and affairs in the ordinary course of business consistent with past practice; and (ii) there have not been changes, conditions or events that, in the aggregate, have had or could reasonably be expected to have a material adverse effect.

                 7.10 Interim Operations of Buyer. Prior to the Closing, Buyer will engage in no business activities and will conduct its operations only as contemplated by this Agreement.

         8. Covenants of Seller and Shareholder.


                 8.1 Third Party Consents. Seller will obtain and deliver to Buyer all written consents of third parties as specified on the Schedules in connection with the transfer or conveyance of the Assets and to enable Buyer to obtain the benefits intended to be conferred by this Agreement.

                 8.2 Interview and Hire Employees. Buyer shall have the right to interview and hire the employees of Seller listed on Schedule 8.2.

                 8.3 Access. Seller will allow Buyer and its representatives full access to the books, records and properties of Seller and furnish such information concerning Seller as Buyer may request from time to time.

                 8.4 Notice of Events or Changes. Seller shall promptly notify PARENT and Buyer of any event, occurrence or transaction which would have been required to have been disclosed on any Schedule to this Agreement, had such event, occurrence or transaction existed on the Effective Date, including, without limitation, any actions, claims, or legal, administrative or arbitration proceedings, or investigations, threatened or commenced, which, if pending on the Effective Date, would have been required to be described in any Schedule hereto, or which otherwise relate to or affect its business or assets in any material respect. Seller shall use its best efforts to defend against any such actions, claims, proceedings or investigations.

                 8.5 Compliance with Bulk Sales and Sales and Use Tax Laws. Seller shall use its best efforts to comply with Washington State Bulk Sales law, and the rules and regulations promulgated thereunder. In any event, Seller has complied with the provisions of the sales and use tax law in each state where it is required to collect such taxes. Seller hereby agree to indemnify and hold PARENT and Buyer harmless from and against any and all costs, losses, damages, liabilities, claims and expenses which may be asserted by third parties against Buyer arising out of or resulting from the failure of Seller to comply with any such law or laws, in the manner described in Section 12.1.

                 8.6 Conduct of Business Until Closing. Seller agrees that until the Closing Date, unless it has received the prior written consent of PARENT, it will:

                          (a) Operate its business only in the usual, regular
and ordinary course consistent with reasonable business practice;

                          (b) Use all reasonable efforts as to events within
Seller's control to prevent the occurrence of any change or event which would prevent any of the representations and warranties of Seller contained herein from being true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

                          (c) Use its best efforts to preserve its present
relationship with suppliers, customers and others having business dealings with it;

                          (d) Pay and discharge all costs and expenses of
carrying on its business consistent with past business practices;

                          (e) Neither enter into any Customer Order or Purchase
Order in excess of $50,000 nor enter or make any contract or commitment and render no bid or quotation, written or oral, except in the ordinary course of business consistent with past practice;

                          (f) Not create or suffer any Liens upon any of its
assets (other than Liens set forth in the Schedules);

                          (g) Not to remove, sell, transfer or otherwise
dispose of any of the Personal Property or any other Assets or remove any such Personal Property or other Assets from the premises where such Personal Property or other Assets are located on the date of execution of this Agreement and not enter into any other transaction, except in the ordinary course of business consistent with past practice;

                          (h)  Not declare, pay or set aside for payment any
dividend or other distribution on Seller's capital stock;

                          (i) Maintain books, accounts and records in the
usual, regular, true and ordinary manner;

                          (j) Incur any obligation or liability (fixed or
contingent), except in the ordinary course of business consistent with past practice;

                          (k) Not cancel or compromise any material debt or
claim, other than in the ordinary course of business consistent with past practice;

                          (l) Not waive or release any rights of material value
with respect to its assets, except in the ordinary course of business consistent with past practice;

                          (m) Not modify or change in any material respect or
terminate any existing license, lease, contract or other document required to be listed on the Schedules to this Agreement other than in the ordinary course of business consistent with past practice, except that Seller shall be permitted to modify or change existing licenses, leases, Contracts and other documents to obtain the consents referred in any Schedule hereto if PARENT or Buyer consents to such modification or change;

                          (n) Make any loans or extensions of credit, except
to trade purchasers in the ordinary course of business consistent with past practice;

                          (o) Not increase the compensation (including wages
and benefits described in Schedule 4.19) of any Employee or make any representation or commitment to do so;

                          (p) Maintain its properties, machinery and equipment
in their present condition and repair, normal wear and tear excepted; and

                          (q) Continue all policies of insurance in full force
and effect up to and including the Closing Date.

                 8.7 Update Schedules. From the date of this Agreement to the Closing Date, Seller will update by amendments or supplements each of the Schedules and any other written disclosure in writing from Seller to reflect any change in the information set forth in said Schedules or other disclosure. Seller hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete in all material respects as of the date or dates thereof.

                 8.8 No Solicitation of Competing Offers. Prior to the Closing Date, Seller will not, directly or indirectly, seek, solicit, initiate or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Seller) or enter into any discussions or negotiations with any person or group regarding any Acquisition Proposal (as defined below). Seller will notify Buyer promptly by telephone, and thereafter confirm in writing, if any Acquisition Proposal is received by Seller. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Seller prior to the Closing Date for a sale of stock of Seller or merger or other business combination involving Seller or relating to the disposition of any of its assets except for dispositions of assets for not less than fair market value which are made in the ordinary course of business and are consistent with past practice and with this Agreement.

                 8.9. Stock Plans. Prior to the Closing Date, Seller shall (i) fully fund all of its employee stock plans listed on Schedule 5.18, (ii) terminate such plans and (iii) distribute all proceeds of the plans to plan participants entitled to same.


                 8.10. Non-Compete. The Seller shall not compete with the Buyer for a five (5) year term commencing with the earlier of the last payment due date under the Promissory Note or the prepayment thereof. In the event a third party acquires control of Seller and shall at anytime after the end of such non-compete term, the Seller shall not make reference that it was formerly known as Pro Den Systems, Inc. or conducted business under any of the names which Seller has conducted business. The Seller's non-compete is independent of the Shareholder's non-compete under his Employment Agreement, as defined in Section
9.2 below.

                 8.11. Confidentiality. Seller covenants and agrees to keep all of its Confidential Information as at Closing confidential and not to use such information in any other aspect of its business or disseminate same to third parties without the prior written consent of the President or Chairman of PARENT.

                 8.12. Change of Name. Simultaneously with the Closing, Seller shall change its name to a name reasonably agreeable to Buyer.

                 8.13. Execution of Form 8594. The Seller shall execute IRS Form 8594 allocating the Purchase Price as reflected on Schedule 8.13 hereof.

                 8.14. Delivery of Passwords. The Seller covenants to deliver at Closing a list of all passwords usable in connection with any of the Intellectual Property, which list shall be delivered by Seller to Buyer at the Closing.

         9. Covenants of Buyer, and with respect to 9.1 and 9.2, PARENT and Buyer.

                 9.1 Access. PARENT will allow Seller and its representatives full access to the books, records and properties of PARENT to verify PARENT's representations hereunder. Buyer will allow Seller and its representatives full access to the books, records and properties of Seller acquired pursuant to Section 1.1(m) hereunder in connection with any legal proceeding brought against Seller or Shareholder with respect to the Business and Seller's future operations to the extent not inconsistent with the terms of this Agreement. Notwithstanding the foregoing sentence, Seller shall not be entitled to any such access for the purpose of competing with Buyer and/or PARENT, regardless of whether or not Buyer, PARENT and/or Seller is currently in such business.

                 9.2 Employment Arrangements. Buyer will retain the services of Shareholder pursuant to an Employment Agreement in the form set forth herein as Exhibit 9.2 ("Employment Agreement"), which agreement will become effective on the Closing. Benefits will be similar to those provided to other PARENT comparable employees (other than the President and Chief Executive Officer of PARENT) as outlined in the PARENT Employee Handbook.


                 9.3  Funding of Seller's Business after the Closing.
Except as otherwise specifically provided in this Section 9.3, Buyer will use its best efforts to fund the operations, research and development activities and expansion activities referred to in
Schedule 9.3 ("Inherited Business"), subject however, in all events, to the caveat that the amount of financial and personnel commitment which Buyer shall make to such activities is completely subject to the discretion of Buyer's Board of Directors. Buyer covenants that it will fund the Inherited Business in such manner as it believes in good faith will maximize the value of Buyer and PARENT without giving any effect to whether its action may contribute to a breach by Seller and Shareholder of Section 5.11(d). Notwithstanding the foregoing, Buyer and PARENT agree after the Closing to fund the Inherited Business by an amount at least equal to the amount set forth in Schedule 9.3 hereof for the respective time periods set forth therein. Furthermore, Buyer will have the right to reasonably substitute a new Project for an existing Project if the Buyer determines in good faith that a Project cannot be completed, or if completed, would not be economically viable, or alternatively, that it can only be completed by the expenditure of substantial amounts which would reasonably cause the Buyer's Board of Directors to believe that substantially all the Projects would not be completed within the budgeted amount, provided, however, Buyer agrees to reasonably budget any additional funding required in connection with such substituted Project.

                 9.4. Insurance. After the Closing, Buyer shall maintain policies of insurance in full force and effect in such amounts necessary to insure against any all liabilities with respect to personal injury or property damage occurring after the Closing Date resulting from products sold or services furnished by Seller in respect of the Business prior to the Closing Date in an amount not less than the coverage held by Seller as at the date hereof. Buyer shall use its best efforts to coordinate with Seller's insurer so that Buyer's policies cover all items with respect to personal injury or property damage with respect to the Business for which Seller is not obligated under Section 2.2(c).

                 9.5. Execution of Form 8594. Buyer shall execute IRS Form 8594 allocating the Purchase Price as reflected on Schedule 8.13 hereof.

                 9.6. Accounts Receivable. Buyer agrees to use its best efforts to collect the Accounts Receivable. No Account Receivable shall be written-off, settled or compromised without the written consent of Shareholder and Buyer, which consents will not be unreasonably withheld.


         10. Conditions Precedent to Obligations of Buyer and PARENT. The obligations of Parent and Buyer under this Agreement are subject to the satisfaction at or prior to Closing of each of the following conditions (one or more of which may be waived by Buyer):

                 10.1 Representations and Warranties Correct. The representations and warranties made by Seller in this Agreement or in any writing pursuant to this Agreement, including without limitation, the Schedules or any other documents, certificates or written statements delivered or to be delivered to PARENT or Buyer in connection with the transactions contemplated by this Agreement, shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were restated and made at and as of the Closing Date, and Seller and the Shareholder shall have furnished Buyer with a certificate to that effect, which in the case of Seller shall be executed by Shareholder.

                 10.2 Compliance with Obligations. All of the terms, covenants and conditions of this Agreement required to be complied with by Seller at or prior to the Closing, including the obtaining of any required consents to the transfer or assignment of the Assets, shall have been duly complied with and Seller shall have furnished Buyer with a certificate executed by its chief executive officer to that effect and such other evidence of compliance as Buyer may reasonably request.

         10.3 Furnishing of Documents. Seller shall have furnished Buyer with
(i) certificate of the Secretary of State of Washington dated not more than ten business days prior to the Closing Date of all documents on file in the office of the Department of State relating to Seller, including its Certificate of Incorporation and all amendments thereto, together with good standing certificate and tax clearance; (ii) copies, certified by the Secretary of Seller as of the Closing Date, of the By-laws of Seller at the Closing Date, and of resolutions duly adopted by the Board of Directors of Seller and all of its shareholders, approving and authorizing the Agreement on the terms hereof; and
(iii) counterpart originals or certified or other copies of all of the documents, certificates, schedules and other instruments required to be furnished to PARENT or Buyer by Seller or requested by Buyer or its counsel, pursuant to or consistent with the terms of this Agreement.

                 10.4 No Action or Litigation. There shall be no order of any court or governmental body restraining or prohibiting the transactions contemplated by this Agreement, nor shall any litigation or other proceeding be pending or threatened against Seller, PARENT or Buyer seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement or to obtain substantial damages in respect thereof.

                 10.5 Third Party Consents. Except as otherwise indicated on any Schedule to this Agreement, Seller shall have obtained, at or prior to the Closing Date, all consents required for the consummation of the transactions contemplated by this Agreement without the imposition of conditions unacceptable to PARENT.

                 10.6 Change of Corporate Name. Seller shall have amended its Certificate of Incorporation so as to change its corporate name to a name reasonably acceptable to Buyer.

                 10.7 Net Worth; Working Capital. Seller shall have a net worth at the Closing Date of not less than the net worth set forth in its Financial Statement as at September 30, 1997 and working capital at the Closing Date of not less than the working capital set forth in its Financial Statement as at September 30, 1997.

                 10.8 Employees. The employees of Seller designated as key personnel on Schedule 10.8 hereof shall have demonstrated to the satisfaction of PARENT their intention to become employees or independent contractors of Buyer on terms set forth in their respective employment letters.

                 10.9 Opinion of Counsel. PARENT shall have received an opinion from Seller's counsel substantially in the form attached hereto as Exhibit 10.9.

                 10.10 Delivery of Passwords. Delivery of a list of all passwords usable in connection with any of the Intellectual Property.

                 10.11 Physical Inventory. A physical inventory of the Inventory shall have been undertaken and completed within fourteen (14) days prior to the Closing. Such physical inventory shall encompass the pricing of such Inventory.

         11. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to Closing of each of the following conditions (one or more of which may be waived by Seller):

                 11.1 Representations and Warranties Correct. The warranties and representations made by PARENT and Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date, as though such warranties and representations were restated and made as and at the Closing Date, and Buyer shall have furnished Seller with a certificate executed by its president or chief executive officer to that effect.

                 11.2 No Action or Litigation. There shall be no order of any court or governmental body restraining or prohibiting the transactions contemplated by this Agreement, nor shall any litigation or other proceeding be pending or threatened against Seller, PARENT or Buyer seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in respect thereof.

                 11.3 Letter Agreement. The Letter Agreement shall be executed by the respective parties, subject to the consummation of this Agreement.

                 11.4 Opinion of Counsel. Seller shall have received an opinion from PARENT and Buyer's counsel substantially in the form attached hereto as Exhibit 11.4.

         12. Indemnities.

                 12.1 In Favor of Buyer and PARENT. (a) Seller and Shareholder, agree jointly and severally, to indemnify, defend and hold PARENT and Buyer, its successors and permitted assigns, free and harmless from and against all claims, actions, liabilities as and when incurred to the extent that the cost to the PARENT or Buyer with respect to the above exceed in the aggregate $25,000 and are sustained or incurred by reason of (i) the operation of the Business prior to the Closing Date, other than the payment of the

Assumed Liabilities set forth on Schedule 2.3 (the parties hereto agreeing that the indemnification provided by this clause (i) does apply to any action, conduct or omission of Seller or the Shareholder with regard to the performance of any other obligation of Seller under the terms and conditions or other provisions of the agreements, instruments or other documentation relating to the Assumed Liabilities other than the non payment thereof and damages (including reasonable attorneys' fees and expenses); (ii) any obligations or liabilities of Seller, fixed or contingent, matured or unmatured, liquidated or unliquidated, or otherwise, other than the Assumed Liabilities; (iii) the failure of Seller or the Shareholder to file timely any Federal, state, county, local or other excise, franchise, property, payroll, income, capital stock, sales and use, or other tax returns which are required to be filed by it or them relating to the Business, whether before or subsequent to the Closing Date, or the failure of Seller or the Shareholder to pay any such taxes when due; (iv) any claims, obligations, liabilities or commitments made by Seller to present and former employees of Seller, or otherwise, arising out of or in connection with their employment or pursuant to any pension, retirement or other employee benefit plan covering employees of Seller, or the failure to fund properly and adequately the benefits provided under any such plans; (v) the non-compliance with any applicable bulk sales provisions in connection with the sale of the Assets to Buyer under this Agreement (regardless of whether or not Seller used its best efforts to obtain same or Buyer may have waived as a condition of Closing, compliance with Washington State Bulk Sales Law); (vi) the breach by Seller or Shareholder of any of their representations, warranties or covenants contained in this

Agreement (other than a breach of Section 5.11(d) hereof, the breach of which is treated in Section 12.1(b) below), or the failure of Seller to obtain the consent of any person whose consent is required to effectuate the assignment to Buyer of any Asset or the assumption by Buyer of any of the Assumed Liabilities. The aggregate amount of indemnification for which Seller and the Shareholder are liable in the aggregate shall not exceed the Purchase Price. PARENT shall be entitled to offset against the Promissory Notes and the first remaining payments due thereunder, any amounts to which it is entitled to indemnification hereunder. With respect to any breach of Section 5.7 hereof (Accounts Receivable), upon any breach thereof by Seller or shareholder, Buyer shall have the sole right to seek collection of such Accounts Receivable provided Buyer makes good faith efforts to collect same. In the event Buyer does collect same after a breach of section 5.7 hereof, to the extent the Promissory Note is offset as a result thereof, Buyer shall pay Seller the net amount collected with the next installment payment under the Promissory Note.

                 (b) Seller and Shareholder, agree jointly and severally, to indemnify, defend and hold PARENT and Buyer, its successors and permitted assigns, free and harmless from and against all claims, actions, liabilities as and when incurred which are sustained or incurred by reason of the breach by Seller or Shareholder of their representation contained in Section 5.11(d) of this Agreement. In the event Buyer and PARENT are entitled to Indemnification under this Section 12.1(b), the Purchase Price shall be reduced by reducing the principal amount of the Promissory Note by an amount equal to the sum of (i) $150,000 multiplied by the number of Projects not completed within the period set forth above appearing after each such Project and (ii) the excess of the actual cost expended from the Closing to complete all the Projects (the "Project Costs") over the sum of the aggregate projected costs set forth in Schedule 5.11(d) to complete the Projects. Any such reduction shall be applied by reducing the payments required to be made under the Promissory Note commencing July 1, 1999.

                 (c) For purposes of Section 12.1(b), completion is defined as at the time as the product production design and prototype with respect to such Project is ready for production rollout, as determined by the Buyer. In no event shall the PARENT's failure to complete one or more Projects for any reason other than its willful misconduct or gross negligence negate Seller's and Shareholder's obligation to indemnify Buyer and PARENT under
Section 12.1(b) above or entitle Seller and Shareholder the right to claim indemnification under Section 12.2 below. If the Seller or Shareholder disagrees with Buyer's determination that completion has not occurred or as to the amount of the Project Costs, the parties hereto designate Nicholas Bua, and if he is unwilling or unable to serve, the parties hereto designate Edwin Peterson or any other person reasonably acceptable to the parties hereto (the "Arbiter") as sole arbiter for purposes of resolving any such issues. All costs and expenses with respect to the above shall be borne by the party against whom the Arbiter rules. To the extent the Arbiter rules on Projected Costs, a reduction of more than 10% from the amount determined by the Buyer shall be deemed that the Arbiter had ruled in favor of the Seller and Shareholder, and in all other cases, it shall be deemed that the Arbiter ruled in favor of Buyer and PARENT.

                 12.2 In Favor of Seller and Shareholder. PARENT and Buyer agree to indemnify, defend and hold Seller and Shareholder free and harmless from and against all claims, actions, liabilities and damages (including reasonable attorneys' fees and expenses) as and when incurred arising out of or based upon the breach by PARENT or Buyer of any of its representations, warranties or covenants contained in this Agreement. The aggregate amount of indemnification for which PARENT and Buyer are liable in the aggregate shall not exceed the Purchase Price.

                 12.3 Procedure for Indemnification. If any party seeks indemnification pursuant to Sections 12.1 or 12.2 it shall notify the party required to provide indemnification hereunder of any claim made or action commenced against the party to be indemnified, within a reasonable time after such party shall have been notified of the claim or shall have been served with the summons or other first legal process giving information as to the nature and basis of the claim. The indemnifying party shall assume the defense of such claim or action, employ counsel of its choice and bear all expenses relating to such defense. The indemnified party shall have the right to participate in the defense of such claim or action and to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless
(a) the employment thereof shall have been specifically authorized by the indemnifying party or (b) the indemnifying party shall fail to assume the defense and employ counsel. Notwithstanding anything to the contrary in the foregoing, the indemnified party, upon written notice to the indemnifying party, may at its expense assume the defense of such claim or action, and employ counsel of its choice. The parties shall each cooperate in the defense of any such claim and shall make available to each other records and other materials required for use in such defense. In no event shall the indemnifying party be liable for any settlement of any action or claim made without its written consent. Shareholder shall act on behalf of Seller if indemnification is sought pursuant to Section 12.1 above.

         13. Use Best Efforts to Satisfy Conditions Precedent. Each of Seller and Shareholder agree to use its or his best efforts to bring about the satisfaction of the conditions specified in Section 10 hereof, and Buyer agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 11 hereof. If any condition specified in any of said Sections shall not be satisfied by such best efforts and such condition shall not be waived by the party or parties for the benefit of which such condition is stated, such party after giving notice of such non-satisfaction and giving the other parties a reasonable opportunity to satisfy such condition, may terminate this Agreement by notice in writing to the other parties. In the event this Agreement is not consummated by December 31, 1997, provided, however that the party electing to terminate is not otherwise in default hereunder and the party not electing to terminate is ready, willing and able to close hereunder, either party can elect to terminate this Agreement. Upon such termination, this Agreement shall cease, other than with respect to Sections 18, 19 and 20 and no party hereto shall have any liability hereunder of any nature whatsoever, including liability for damages, except as they relate to the above referenced sections.

         14. Resolution of Controversies Between the Parties.
         (a) Except as otherwise provided in Section 12.1 hereof, controversies between the parties shall be resolved, to the extent possible, by informal meetings and discussions in good faith between the parties.

         (b) If a dispute between the parties cannot be resolved by informal meetings and discussions within seven days after commencement thereof, unless extended by both Buyer and seller, either party to this Agreement may elect to exercise its right to require mediation of the dispute. During mediation, the parties agree to negotiate in good faith as to the matter submitted to mediation. In such event, the parties shall either: (i) appoint a single mediator if they can agree on one mediator; or (ii) if the parties cannot agree on a single mediator, each appoint one mediator, and the two mediators shall appoint a third mediator. No mediator shall be an employee, officer, Board member, consultant, supplier or customer, or otherwise affiliated with a party to this Agreement and shall be reasonably qualified to act as a mediator with respect to the negotiation of agreements similar to this Agreement. Each party shall share equally in the out-of-pocket costs for mediation; provided that the mediators shall be empowered to require one party to pay more than one-half of the expenses if the mediators determine that such party is not negotiating in good faith in the mediation process. The location of the mediation and specific procedures relating to the mediation shall be determined by the mediator(s), and each party agrees to comply with all decisions, directions, instructions and procedures made or established in good faith by the mediator(s). Any mediated resolution between the parties shall be as consistent as is practical with the existing agreements between the parties and shall not serve to modify, amend or otherwise change their respective rights and obligations under such existing agreements.

         (c) If the parties are unable to resolve a controversy pursuant to (b) above within fifteen (15) days after commencement thereof, the dispute shall be settled by binding arbitration, and a corresponding judgment may be entered in a court of competent jurisdiction. Arbitration of any dispute may be initiated by one party by sending a written demand for arbitration to the other party. This demand will specify the matter in dispute and request the appointment of an arbitration panel. The mailing of process to the parties shall be sent to the addresses set forth in Section 15 will be deemed personal service and accepted by the parties for the arbitration or proceeding with respect to this Agreement. The arbitration panel will consist of one arbitrator agreed upon by the parties. If the parties cannot agree upon a single arbitrator, then the arbitration panel will consist of one arbitrator named by each party and a third arbitrator named by the two arbitrators so chosen. The arbitration hearing will be conducted in accordance with the procedural rules set forth in the commercial arbitration rules of the American Arbitration Association. The situs of the arbitration will be in the City of Chicago, State of Illinois, unless the parties hereto agree to the contrary. The arbitrators may elect, but are not required, to request discussions with the parties, individually or jointly.

         (d) The prevailing party in arbitration shall be entitled to costs, expenses and reasonable attorney's fees.

         15. Notices. All notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed sufficiently given upon receipt if personally delivered, faxed or mailed by certified mail, return receipt requested, addressed to the party to be notified at the address hereafter set forth for such party or to such other address as such party may hereafter designate in writing:

                          (a) If to Seller or Shareholder:
                                   ProDen SYSTEMS, INC.
                                   13915 N.W. 3rd Court
                                   Vancouver, Washington  98685
                                   Attention: Mr. Cade Adams
                                   Fax: (360) 576-5929

                                          and

                                   Mr. Cade Adams
                                   12205 N.W. 10th Avenue
                                   Vancover, Washington 98685

                with a copy to:

                                   Davis Wright Tremaine LLP

                                   1300 S.W. Fifth Avenue
                                   Portland, Oregon  97201
                                   Att: Milton Stewart
                                   Fax: (503) 778-5299

                               (b) If to PARENT or Buyer:

                                   DENT-X INTERNATIONAL, INC.
                                   250 Clearbrook Road
                                   Elmsford, New York 10523
                                   Attention: Mr. David Vozick
                                   Fax: (914) 492-6148

                with a copy to:

                                   Snow Becker Krauss P.C.
                                   New York, New York  10158-0125
                                   Att: Jack Becker, Esq.
                                   Fax: (212) 949-7052

         16. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns, and no other person shall acquire or have and other rights under this Agreement or by virtue of this Agreement.

         17. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Seller or Buyer without the prior written consent of the other.

         18. Confidentiality. Seller and the Shareholder, on the one hand, and Buyer on the other hand, shall maintain the confidentiality of all confidential information furnished to it or him by the other concerning the other's business, assets and financial condition, and shall not disclose such information to others, or use any such information for any purpose, except in furtherance of the transactions contemplated by this Agreement (and except as such information may be required to be disclosed under applicable law or in connection with litigation arising out of this Agreement), unless and until such information is or becomes in the public domain by reason other than disclosure by it or him. In the event the transactions contemplated herein are not consummated, (i) PARENT and its principals, shareholders, officers, employees, agents or representatives shall not disclose to any third party or use in any manner whatsoever any of the confidential information disclosed to them by Seller, its shareholders, officers, employees, agents or representatives in connection with the negotiations for this transaction, and (ii) Seller and its principals, shareholders, officers, employees, agents or representatives shall not disclose to any third party or use in any manner whatsoever any of the confidential information disclosed to them by PARENT, its shareholders, officers, employees, agents or representatives in connection with the negotiations for this transaction. This confidential information shall extend, but not be necessarily limited, to the sales techniques, vendors, independent contractors, employees, and customer lists disclosed by one party to the other. Confidential information as used herein shall not include that which (i) was in the public domain prior to receipt thereof in the same context as the disclosure so made; (ii) the receiving party can show it was in possession thereof in the same context prior to receipt; (iii) subsequently becomes known to the receiving party by third parties as a matter of right and without restriction on disclosure; or (iv) subsequently comes into the public domain in the same context as the disclosure by the disclosing party through no fault of the receiving party. In the event this Agreement is terminated, upon the written request, the shareholders, officers, employees, agents or representatives of the respective parties hereto shall return or destroy the confidential information previously disclosed to them by the disclosing party. This provision shall survive the termination of this Agreement.

         19. Brokerage. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

         20. Governing Law. This Agreement shall in all respects be governed by, construed under and enforced in accordance with the laws of the State of New York.

         21. Expenses; Transfer Taxes.

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

                 21.1 Expenses. Each of the parties shall pay its or his own legal, accounting and other expenses in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, provided, however, that the amount of legal fees payable on behalf of Seller shall be payable out of the proceeds payable to Seller.

                 21.2 Transfer Taxes. Seller shall pay any and all transfer taxes or charges that become due on account of the transfers of Assets contemplated under this Agreement (including use, documentary, stamp, deed, sale, ad valorem, bulk transfer, tangible personal property, real estate and other taxes and charges), including without limitation any such transfer charges payable to any governmental authority, entity or subdivision in Washington in connection with any of the transactions contemplated hereunder (collectively, the "Transfer Taxes"). In determining the amount of Transfer Taxes that shall be payable in any jurisdiction, Seller and Buyer shall consider the availability of any exemptions from Transfer Taxes under the law of such jurisdiction. Seller shall indemnify the Buyer from and against any losses, expenses, judgments, claims, awards, penalties and other costs or liabilities which may be imposed upon, incurred, asserted or awarded against the Buyer arising from or related to any failure to timely pay any and all Transfer Taxes that shall become due on account of the transfer of Assets contemplated under this Agreement, as set forth in Section 12.1 hereof.

         22. Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid

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


or unenforceable, the remaining sections, terms and provisions shall nevertheless remain in full force and effect.

         23. Survival. The representations, warranties, covenants and agreements of the parties set forth in this Agreement (including the Schedules) and in any other documents, certificates or written statements delivered by or on behalf of any a party to this Agreement shall survive the Closing for a period of three
(3) years, provided, however, that all representations and warranties made by the Seller and the Shareholder in Section 5.16 hereof shall survive the Closing until and through the expiration of the applicable statute of limitations.

         24. Waiver. Any waiver by any party of a breach of any of the provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         25. Headings. The headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         26. Entire Agreement; Modification. This Agreement constitutes the entire understanding between the parties with respect to its subject matter. It supersedes and cancels all prior agreements and understandings among the parties relating to its subject matter. This Agreement may not be amended or supplemented, except by subsequent written agreement of the parties which specifically states that it is intended to be an amendment or supplement to this

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


Agreement, signed by the parties hereto. No course of dealing or custom shall be referred to as modifying any of the terms and conditions of this Agreement.


     27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

Attest:                                AFP IMAGING CORPORATION


----------------------                 By:
                                           ----------------------
                                           President

Attest:                                 ProDen SYSTEMS, INC.


----------------------                 By:
                                           ----------------------
                                           Chairman

Attest:                                DENT-X INTERNATIONAL, INC.


----------------------                 By:
                                           ----------------------

                                       60

                                            President

                                          ----------------------
                                             CADE ADAMS, Individually


                                       62